Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement Form S-8 pertaining to the Voya Financial, Inc. Amended and Restated 2013 Omnibus Non-Employee Director Incentive Plan of our report dated February 24, 2023, with respect to the consolidated financial statements of Voya Financial, Inc. and our report dated February 24, 2023 with respect to the effectiveness of internal control over financial reporting of Voya Financial, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, Texas

May 26, 2023